Exhibit 10.2
Composite Form of Amended and Restated Change in Control
Agreement for Mses. Carriere and Salazar
RED RIVER BANCSHARES, INC.
AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
This Amended and Restated Change in Control Agreement (“Agreement”) is made and entered into effective as of August 12, 2021 (the “Effective Date”), by and between Red River Bancshares, Inc. (the “Company”), a Louisiana corporation with its principal office in Alexandria, Louisiana, and [Executive] (the “Officer”). This Agreement amends and restates that certain Change in Control Agreement by and between the Company and the Officer, dated January 14, 2014 (the “Original Agreement”).
WITNESSETH:
WHEREAS, the Company is the parent bank holding company of Red River Bank (the “Bank”), a Louisiana state banking corporation with its principal office in Alexandria, Louisiana;
WHEREAS, the Officer is employed as the [Executive’s Title] of the Bank;
WHEREAS, in order to induce the Officer to remain in the employ of the Bank, particularly in the event of a threat or the occurrence of a Change in Control, the Company entered into the Original Agreement with Officer in order to provide the Officer with certain benefits in the event of a Change in Control; and
WHEREAS, the parties desire to amend and restate the Original Agreement in order to conform with industry norms and best practices.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the Company and the Officer hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1.Definitions. The following terms shall have the definitions set forth below for purposes of this Agreement.
(a)“Base Salary” means the Officer’s annual base salary in effect at the time of the Officer’s termination of employment; provided, however, that for purposes of calculating the Severance Benefit pursuant to Section 2.1, “Base Salary” shall be determined without regard to any reduction that would provide the Officer a basis to terminate employment for Good Reason.
(b)“Cause” when used herein concerning the termination of the Officer’s employment by the Bank, shall mean a finding by the Board of Directors of any of the following: (1) Officer’s misuse of drugs (including alcohol), which materially affects his ability to perform duties outlined herein; (2) Officer’s conviction, guilty plea or no contest plea to any felony or any other crime involving breach of trust, dishonesty, or moral turpitude; (3) the willful engagement by Officer in disloyal conduct which is materially and demonstrably injurious to the Bank; (4) Officer’s engagement in gross negligence, willful misconduct or harassment (including but not limited to sexual harassment or sexual abuse, whether or not such harassment occurs in the course of Officer’s performance of Officer’s job duties); (5) Officer’s violation of state or federal securities or banking laws; (6) Officer’s refusal to cooperate with a legitimate internal, regulatory, or law enforcement investigation; (7) Officer’s material breach of this Agreement, or otherwise failing to perform obligations as set forth in this Agreement, after notice and a reasonable

Exhibit 10.2
Composite Form of Amended and Restated Change in Control
Agreement for Mses. Carriere and Salazar
opportunity (not to exceed thirty (30) days) to correct such actions; or (8) Officer has been prohibited from engaging in the business of banking by any applicable government agency or regulatory body. For purposes of this Agreement, Officer shall not be deemed to be in breach of this Agreement for his failure to substantially perform his duties under this Agreement where such failure results because Officer has become disabled within the meaning of Section 1.1(e).

(c)“Change in Control” shall mean and shall be deemed to have occurred for purposes of this Agreement as of the first date on which any of the following occur:
(i)a change during any 12-month period in the ownership of the capital stock of the Bank or the Company, whereby a corporation, partnership, other entity, person, or group acting in concert (a “Person”) , as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of capital stock of the Bank or the Company, as the case may be, which constitutes more than fifty percent (50%) of the combined voting power of the Bank’s or the Company’s then outstanding capital stock entitled to vote generally in the election of directors;
(ii)the consummation of any merger, consolidation, share exchange or reorganization plan involving the Bank or the Company, as the case may be, in which the Bank or the Company, as applicable, is not the surviving entity, unless the shareholders of the Bank or the Company as the case continue to hold beneficial ownership in the surviving entity of a number of shares which constitutes at least fifty percent (50%) of the total value or voting power of the surviving entity;
(iii)the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions during a 12-month period, of more than 50% of the assets of the Bank or the Company to any Person; provided, however, that there is no Change in Control if assets are transferred to an entity that is controlled by the shareholders of the Bank or the Company immediately after the transfer, nor is it a Change in Control if the Bank or Company transfers assets to:
(A)    a shareholder of the Bank or of the Company (immediately before the asset transfer) in exchange for or with respect to the shareholder’s capital stock in the Bank or the Company;
(B)    an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Bank or the Company; or
(iv)a change in the effective control of the Company whereby a majority of the persons who were members of the Board of Directors of the Company are, within a twelve (12) month period, replaced by individuals whose appointment or election to the Company’s Board of Directors is not endorsed by a majority of the Company’s Board of Directors prior to such appointment or election;
provided, that the following events shall not constitute a Change in Control:
(I)    the acquisition by a Person who already owns more than fifty percent (50%) of the total fair market value or of the combined voting power of the Bank’s or of the Company’s outstanding capital stock,

Exhibit 10.2
Composite Form of Amended and Restated Change in Control
Agreement for Mses. Carriere and Salazar
(II)    the acquisition of shares of capital stock of the Bank or the Company by the Bank or the Company or any of their subsidiaries or Affiliates;
(III)    the acquisition of shares of capital stock of the Bank or the Company by any employee benefit plan (or trust) sponsored or maintained by the Bank or the Company;
(IV)    any transfer of shares of capital stock by gift, devise or descent by a stockholder to a member of such stockholder’s family or to a trust established or maintained for the benefit of a stockholder or any member of his family; or
(V)    the acquisition of shares of capital stock by any officer or employee of the Bank or the Company pursuant to any stock option plan established by the Bank or the Company.
Notwithstanding the above, if the Officer resigns for Good Reason or is terminated involuntarily, other than for Cause (or due to death or Disability), during the three (3) month period prior to a Change in Control, such Change in Control must also constitute a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Bank or the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), to the extent necessary to avoid the imposition of taxes under Section 409A.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Disability” means (i) the inability of the Officer to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of more than three (3) months under a Bank-sponsored or Company-sponsored accident and health plan covering the Officer due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than twelve (12) months. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Officer must submit proof to the Plan Administrator of the occurrence of such disability or, as applicable, the Social Security Administration’s or the provider’s determination. In the event a dispute arises between Officer and the Plan Administrator concerning Officer’s physical or mental ability to continue or return to the performance of his duties, Officer shall submit to examination by a competent physician mutually agreeable to both parties. The physician’s opinion as to Officer’s capability to perform his duties will be final and binding.
(f)“Good Reason” means (i) the assignment to Officer of duties that are materially inconsistent with Officer’s position, authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) the Company requiring Officer, without his consent, to be based at any office or location that is materially different geographically from the main office in Alexandria, Louisiana; or (iii) failure of the Company to provide the Officer with the Base Salary and bonus opportunity at least commensurate with the highest Base Salary and the bonus award received by the Officer within the one-year period preceding the Change in Control, unless such failure is the result of an across-the-board reduction applicable to all Company executives (which includes, for

Exhibit 10.2
Composite Form of Amended and Restated Change in Control
Agreement for Mses. Carriere and Salazar
the avoidance of doubt, similarly situated executives of the acquiring company) of less than 10%.. Notwithstanding the foregoing, the Officer shall not have the right to terminate employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right, or if later, within 30 days after the Change in Control, Participant provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Participant must terminate Participant's employment with the Company within a reasonable period of time, not to exceed sixty (60) days, following the end of the Cure Period.
ARTICLE 2
CHANGE IN CONTROL BENEFITS
2.1.If the events set forth in Section 2.2 below occur, the Company or the Bank (or both, depending on the apportionment of services provided by Officer during his employment) shall (1) pay to the Officer, in cash, a lump sum amount equal to two hundred percent (200%) of the sum of (a) the Officer’s Base Salary plus (b) the average of the annual bonuses received by the Officer during the three prior years, or if the Officer has served for less than three years, the average of the annual bonuses received during such lesser period (such lump sum being the “Severance Benefit”), , and (2) from the date the events set forth in Section 2.2 below occur, the Bank shall pay Officer an amount equal to 100% of the Applicable COBRA Premium on the 15th day of each month during the COBRA Continuation Period (the “COBRA Benefits”). For purposes of this section, the “Applicable COBRA Premium” means the monthly amount paid by the Bank and the Officer under the Bank’s group medical plan for the same type and level of coverage that Officer and/or his eligible dependents maintained immediately prior to the Officer’s termination date set forth in Section 2.2, and “COBRA Continuation Period” means the applicable continuation coverage period determined under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as applied to Officer’s reason for termination. The Bank may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor the Bank shall be required to pay any benefit under this Agreement if, upon the advice of counsel, the Bank determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company, the Bank or its affiliates. Except as otherwise provided in Sections 5.11 and 5.12(c), and subject to the condition set forth in Section 5.5, the Severance Benefit shall be paid to the Officer on the sixtieth (60th) day following the Officer’s termination date set forth in Section 2.2 (or, if later, the effective date of the Change in Control).
2.2.The Officer shall become entitled to the Severance Benefit and the COBRA Benefits if there occurs a Change in Control and within three (3) months prior to the Change in Control or within twenty-four (24) months after the Change in Control, the Officer’s employment is involuntarily terminated, other than for Cause (or due to death or Disability) or the Officer terminates his employment for Good Reason. For purposes of this Section 2.2 and any other provision in this Agreement, any “termination of employment” shall mean that the Officer has incurred a separation of service (within the meaning of Section 409A of the Code and the guidance and regulations issued thereunder) and ceases to be employed by the Bank and/or the Company for any reason.

Exhibit 10.2
Composite Form of Amended and Restated Change in Control
Agreement for Mses. Carriere and Salazar
2.3.Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Bank or its affiliates to Officer or for Officer’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this section be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to Officer of the Covered Payments after payment of the Excise Tax to (b) the Net Benefit to Officer if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
Any such reduction shall be made in accordance with Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”), and in the following order: (a) cash payments that do not constitute nonqualified deferred compensation subject to Section 409A, (b) cash payments that do constitute nonqualified deferred compensation subject to Section 409A, (c) equity-based payments and acceleration of equity, and (d) other non-cash benefits. To the extent any such payment is to be made over time (e.g., in installments, etc.), the payments shall be waived in reverse chronological order.
Any determination required under this section shall be made in writing in good faith by an independent accounting firm selected by the Bank (the “Accountants”). The Bank and Officer shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this section. For purposes of making the calculations and determinations required by this section, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Bank and Officer. The Bank shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this section.
ARTICLE 3
CONFIDENTIALITY
The Officer and the Company agree that the terms of this Agreement as well as the discussions preliminary to, or relating to, this Agreement will be kept strictly confidential, except as disclosure is required by law or deemed appropriate by the Company’s counsel.
ARTICLE 4
AMENDMENT AND TERMINATION OF AGREEMENT
This Agreement may be amended or terminated only by a written agreement executed by the Company and the Officer; provided, however, that this Agreement will terminate automatically upon the termination of the Officer’s employment prior to a Change in Control, except as provided in Section 2.2(b). Notwithstanding the foregoing, the termination of this Agreement will not reduce or eliminate the benefits accrued hereunder prior to such date.

Exhibit 10.2
Composite Form of Amended and Restated Change in Control
Agreement for Mses. Carriere and Salazar
ARTICLE 5
GENERAL
5.1.Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (a) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.
5.2.Successors; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Officer, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution, in which case, the Agreement may be enforceable only to the extent provided herein.
5.3.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Officer’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or the Bank and for which the Officer may qualify, nor shall anything herein limit or otherwise affect such rights as the Officer may have under any other agreements with the Company or the Bank.
5.4.Reimbursement of Certain Expenses. The Bank shall reimburse Officer for all reasonable and documented expenses, including without limitation attorney’s fees, incurred by Officer in seeking to enforce Officer’s rights under this Agreement.
5.5.Full Satisfaction; Waiver and Release. As a condition to receiving the payments and benefits hereunder, the Officer shall execute and not revoke a document in customary form, releasing and waiving any and all claims, causes of actions and the like against the Company, the Bank and its respective successors, shareholders, officers, trustees, agents and employees, regarding all matters relating to the Officer’s service as an employee of the Bank or any affiliates and the termination of such relationship. Such claims include, without limitation, any claims arising under Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1963; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local statute or ordinance, but exclude any claims that arise out of an asserted breach of the terms of this Agreement or current or future claims related to the matters described in this Section 5.5. Such release shall survive the termination of this Agreement.
5.6.No Guarantee of Employment. Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company or the Bank shall continue to employ, retain or engage the Officer. This Agreement shall not affect in any way the right of the Company or the Bank to terminate the employment or engagement of the Officer at any time and for any reason whatsoever and to remove the Officer from any position with the Company or the Bank.

Exhibit 10.2
Composite Form of Amended and Restated Change in Control
Agreement for Mses. Carriere and Salazar
5.7.APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
5.8.Headings. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision in this Agreement. References to a person are also to such person’s permitted successors or assigns.
5.9.Entire Agreement. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.
5.10.Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and will be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
5.11.Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel.
5.12.Section 409A.
(a)General. It is the intention of both the Company and the Officer that the benefits and rights to which the Officer could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”) or an exemption therefrom, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Officer or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Officer and on the Company). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Officer by Section 409A or damages for any payments or benefits that fail to comply with Section 409A.
(b)Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Officer’s employment shall be made unless and until the Officer incurs a “separation from service” within the meaning of Section 409A.

Exhibit 10.2
Composite Form of Amended and Restated Change in Control
Agreement for Mses. Carriere and Salazar
(c)Six Month Delay for Specified Employees.
(i)If the Officer is a “specified employee”, then no payment or benefit that is payable on account of the Officer’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Officer’s “separation from service” (or, if earlier, the date of the Officer’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(ii)For purposes of this provision, the Officer shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Officer is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.
(d)No Acceleration of Payments. Neither the Company nor the Officer, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
(e)Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Officer is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
5.13    Restrictions Upon Funding. The Company shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Officer or any successor-in-interest to Officer shall be and remain simply a general creditor of the Company in the same manner as any other creditor having a general unsecured claim. The Company intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Company. At no time shall Officer have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Company. If the Company elects to invest in a life insurance, disability or annuity policy upon the life of Officer, Officer shall assist the Company by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

[Signature Page Follows]

Exhibit 10.2
Composite Form of Amended and Restated Change in Control
Agreement for Mses. Carriere and Salazar
[Signature Page to Change in Control Agreement]
IN WITNESS WHEREOF, the Company and the Officer have executed this Agreement this 12th day of August, 2021.
OFFICER:

/s/ Executive
[Executive]

THE COMPANY:

RED RIVER BANCSHARES, INC.

By: /s/ R. Blake Chatelain
Name: R. Blake Chatelain
Title:     President and Chief Executive Officer